Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

PRECISION THERAPEUTICS INC.

(a Delaware corporation)

Date: March 22, 2019

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Financial Officer of Precision Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions where adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Section 4.1 of the Certificate of Incorporation, as amended, of the Corporation is hereby amended and replaced in its entirety with the following:

4.1       The total number of shares of stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, having par value of one cent ($0.01) per share (“Common Stock”); and 20,000,000 shares of preferred stock, with a par value of one cent ($0.01) per share (“Preferred Stock”).

FURTHER RESOLVED: Article 7 of the Certificate of Incorporation, as amended, of the Corporation is hereby amended and replaced in its entirety with the following:

7.       Directors.

7.1       The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the total number of directors constituting the entire Board of Directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

7.2       Other than those directors, if any, elected by the holders of any series of Preferred Stock then outstanding, the Board of Directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Subject to the rights of the holders of any Series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, removal or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors shall shorten the term of any incumbent director.

7.3       Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock then outstanding, each director shall serve for a term ending on the date of the third annual meeting of the Corporation’s stockholders following the annual meeting at which such director was elected; provided, however, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for the initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

7.4       There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

7.5       Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

The foregoing resolutions and this Certificate of Amendment were duly adopted by the Board of Directors of the Corporation pursuant to board resolution in accordance with the provisions of Section 141 of the Delaware General Corporation Law and by the holders of a majority of the outstanding shares of the Corporation’s voting stock at a meeting of stockholders in accordance with Section 242 of the Delaware General Corporation Law.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of the Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of the date first set forth above.

/s/ Bob Myers
Bob Myers, Chief Financial Officer of Precision Therapeutics Inc.